Exhibit 10.15
PIPER JAFFRAY COMPANIES
SUMMARY OF ADDISON L. PIPER COMPENSATION ARRANGEMENT
On August 2, 2006, the Compensation Committee of the Piper Jaffray Companies Board of Directors approved the payment of certain services to be provided to Addison L. Piper, a director of Piper Jaffray Companies, following his retirement as an officer of the company on December 31, 2006. The Committee approved the provision to Mr. Piper of office space, secretarial support and computer and communications equipment following his retirement. In addition, on January 31, 2007, the Board of Directors and Compensation Committee approved the payment of certain compensation to Mr. Piper for his continued service on the investment committee of certain private equity funds involving the Company. These payments consist of a $500 per meeting fee (for approximately ten meetings per year) and a 0.5% carry interest for this service.